Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2013 RESULTS

CG-CAHPS + Illuminate Surpass 10% of Contract Value

LINCOLN, Nebraska (May 7, 2013) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter 2013.

●	Net new sales of $4.6 million, up 17%
●	Revenue up 11% to $24.9 million
●	Operating income to $7.2 million, up 19%
●	Net income up 16% to $4.5 million
●	Diluted earnings per share of $0.64, up 14%

Remarking on quarterly performance, Michael D. Hays, chief executive officer of National Research Corporation, said, “Quarter-over-quarter, revenue growth of 23% from acute care products was very strong and accounted for 71% of revenue. On the post-acute side, changes made late last year resulted in new sales that surpassed each of the last six quarters. Given this turnaround, post-acute can return to a positive growth driver of our consolidated financial performance."

Revenue for the quarter ended March 31, 2013, was $24.9 million, compared to
$22.4 million for the same quarter in 2012. Net income for the quarter ended March 31, 2013, was $4.5 million, or $0.65 per basic share and $0.64 per diluted share, compared to $3.8 million for the first quarter 2012, or $0.57 per basic share and $0.56 per diluted share.

In closing, Kevin Karas, chief financial officer of National Research Corporation, said, “Our acute care patient experience products (up 24%), as well as Ticker (up 25%),
CG-CAHPS (up 36%), Illuminate (up 143%), and our NRC Canada division (up 24%), recorded robust revenue growth in the quarter. In addition, overall net new sales for the quarter grew by 17% over the same quarter last year and contract value ended the quarter at $96.4 million, establishing a very solid start for the year.”

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NRCI Announces First Quarter 2013 Results

May 7, 2013

A listen-only simulcast of National Research Corporation’s 2013 first quarter conference call will be available online at www.earnings.com on May 8, 2013, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for
30 days.

For more than 32 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRCI Announces First Quarter 2013 Results

May 7, 2013

NATIONAL RESEARCH CORPORATION

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Revenue	$24,906	$22,407

Operating expenses:
Direct	10,246	8,931
Selling, general and administrative	6,493	6,151
Depreciation and amortization	950	1,243
Total operating expenses	17,689	16,325

Operating income	7,217	6,082

Other income (expense):
Interest income	19	5
Interest expense	(117)	(142)
Other, net	14	(15)

Total other expense	(84)	(152)

Income before income taxes	7,133	5,930
Provision for income taxes	2,663	2,081

Net income	$4,470	$3,849

Net income per share, basic	$0.65	$0.57
Net income per share, diluted	$0.64	$0.56

Weighted average shares outstanding:
Basic	6,890	6,719
Diluted	7,021	6,907

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NRCI Announces First Quarter 2013 Results

May 7, 2013

NATIONAL RESEARCH CORPORATION

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	Mar 31, 2013	Dec. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$9,234	$8,286
Accounts receivable, net	14,378	12,119
Income taxes receivable	--	158
Other current assets	4,257	3,252
Total current assets	27,869	23,815

Property and equipment, net	12,192	12,493
Goodwill	57,736	57,799
Other, net	5,705	5,939

Total Assets	$103,502	$100,046

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,953	$2,658
Deferred revenue	15,541	15,812
Accrued compensation	2,803	4,392
Income taxes payable	1,341	--
Notes payable	12,110	12,436
Total current liabilities	35,748	35,298

Non-current liabilities	7,807	8,006

Total Liabilities	43,555	43,304

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized issued 8,416,343 in 2013 and 8,376,592 in 2012; outstanding 6,910,928 in 2013 and 6,874,992 in 2012	8	8
Additional paid-in capital	40,832	39,514
Retained earnings	47,028	44,700
Accumulated other comprehensive income	889	1,124
Treasury stock	(28,810)	(28,604)
Total shareholders’ equity	59,947	56,742
Total liabilities and shareholders’ equity	$103,502	$100,046

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